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                                                                      Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement
(Form S-8 No. 333-87919) pertaining to the Company's registration of common stock pursuant to the Company's 1999 Stock Option and Incentive Plan, 1995 Nonstatutory Stock Option Incentive Plan, 1995 Incentive Stock Option Plan, as amended, Outside Directors Stock Option Plan, as amended and Stock Option Agreements between the Company and Donald E. Brown, M.D., Jon Anton, D.Sc. and Michael P. Cullinane, of our report dated January 26, 2000, with respect to the consolidated financial statements and schedule of Interactive Intelligence, Inc. included in the Form 10-K for the year ended December 31, 1999.



                                                 /s/ Ernst & Young LLP

Indianapolis, Indiana
March 27, 2000